Exhibit 99.1

Memorandum

To:	Members of the Board of Directors and Executive Officers of Team, Inc.

From:	Andre C. “Butch” Bouchard, Senior Vice President, General Counsel & Secretary

Date:	July 22, 2008

Re:	Team, Inc. Special Blackout Period Notice

As a director or executive officer of Team, Inc. (“Team”) you are subject to Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits certain securities transactions during pension plan blackout periods. This memorandum is to notify you of an impending blackout period in connection with a planned change in the record keeper for the Team, Inc. Salary Deferral Plan (the “401(k) Plan”). The equity security subject to the blackout period is Team common stock.

DURING THE BLACKOUT PERIOD, YOU ARE PROHIBITED FROM PURCHASING, SELLING, OR OTHERWISE ACQUIRING OR TRANSFERRING TEAM COMMON STOCK OR ITS DERIVATIVES, INCLUDING STOCK OPTIONS. THIS PROHIBITION APPLIES TO ANY DIRECT OR INDIRECT PECUNIARY INTEREST YOU MAY HAVE IN SUCH SECURITIES, SUCH AS TEAM COMMON STOCK HELD BY IMMEDIATE FAMILY MEMBERS LIVING WITH YOU, IN TRUST, OR BY CONTROLLED PARTNERSHIPS OR CORPORATIONS. THIS PROHIBITION ALSO APPLIES WITHOUT REGARD TO WHETHER YOU PARTICIPATE IN THE 401(K) PLAN OR YOUR TRANSACTIONS ARE INSIDE THE 401(K) PLAN.

All Team stock held by you will be presumed to be acquired in connection with your service as a director or executive officer, unless you can establish by specific identification that the transaction was not of stock acquired in connection with your service. The SEC’s rules provide a limited number of exemptions from the trading restriction. If you would like more information regarding these exemptions, please contact me.

Upon termination of the blackout period, you will be permitted to resume transactions in Team stock subject to the Team Insider Trading Policy (the “Policy”). Please be advised that you are still subject to regular blackout periods as imposed under the Policy in correlation with quarterly and annual earnings releases, as well as “special” blackout periods imposed periodically, as appropriate.

Please note the following information regarding the upcoming blackout period:

•

During the blackout period, participants in the 401(k) Plan will be temporarily unable to direct or diversify the assets held in their 401(k) Plan accounts, obtain a loan under the 401(k) Plan, or obtain a distribution from the 401(k) Plan.

•	The blackout period is expected to commence on Friday, August 22, 2008 and is expected to end on or before October 20, 2008.

On July 18, 2008, a notice regarding the blackout period was sent to all current 401(k) Plan participants and affected parties, a copy of which is attached.

While we anticipate a smooth transition, you will be notified in the unlikely event that an extension is needed. Please contact me directly with any questions you may have regarding this notice.

If you have questions regarding this notice, please contact me at (281) 388-5561 or via email at butch.bouchard@teaminc.com.

Attachment

July 18, 2008

Important Notice Concerning Your Rights under the Team, Inc Salary Deferral Plan and Trust

Dear Team, Inc. Salary Deferral Plan and Trust Participant:

Team is pleased to announce changes to its 401k, the Team, Inc Salary Deferral Plan and Trust (our “Plan”). Over the next few months, we will be transitioning our investment, trustee, and recordkeeping services from USI Consulting Group to Fidelity Investments. We believe that Fidelity Investments is the largest provider of workplace retirement savings plans in the United States, and that these changes will offer you increased flexibility and greater convenience when managing your Plan account.

During the transition there will be a period of time when you will be unable to access your Plan account to direct or diversify your investments, obtain a loan from the Plan, or obtain a distribution from the Plan. This period of time is called a “Blackout Period” and it will begin on Friday, August 22, 2008 and end on or before October 20, 2008. Therefore, any investment changes, loan requests or distribution requests must be initiated with USI on or before August 22, 2008 in order to be processed prior to the Blackout Period. Please carefully consider how this Blackout Period may affect your personal financial planning.

As noted above, during the transition, you will be unable to direct or diversify the assets held in your Plan account. For this reason, it is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the Blackout Period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all of your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the Blackout Period, and you would not be able to direct the sale of such stocks from your account during the Blackout Period.

As the Plan accounts are transitioned to the Fidelity recordkeeping system, the Plan’s existing investment options will be replaced by investment options offered by Fidelity and will be based upon the fund mapping schedule, (see attached, Replacement Investment Options). “Fund mapping” is a transfer from the existing investment option to a replacement option of similar investment style. Prior to this Blackout Period you may change your investment elections with USI if you want your investments to map to Fidelity differently than your current elections. However, unless you make a change on or before August 22, 2008, your fund balances and investment direction selections will automatically be transferred to the new investment options during the Blackout Period.

Payroll contributions during the Blackout Period will continue to be invested, without interruption, in your account with Fidelity.

Team is committed to delivering a competitive and flexible retirement program. Please watch for more details on the Plan changes in the coming weeks. If you have any questions concerning the Blackout Period described in this notice, please contact Patty Dunn at 281-388-5539 or in writing to Team Industrial Services, 200 Hermann Drive, Alvin, TX 77511.